Exhibit 10.18

CREDIT AGREEMENT

by and between

DESIGN WITHIN REACH, INC., a Delaware corporation

and

WELLS FARGO HSBC TRADE BANK, N.A.

Dated as of

December 23, 2005

Exhibit A – Addendum to Credit Agreement

Exhibit B – Revolving Credit Facility Supplement

Exhibit C – Collateral/Credit Support Document

WELLS FARGO HSBC TRADE BANK	CREDIT AGREEMENT

DESIGN WITHIN REACH, INC., a Delaware corporation (“Borrower”), organized under the laws of the State of Delaware whose chief executive office is located at the address specified after its signature to this Agreement (“Borrower’s Address”) and WELLS FARGO HSBC TRADE BANK, N.A. (“Trade Bank”), whose address is specified after its signature to this Agreement, have entered into this CREDIT AGREEMENT as of December 23, 2005 (“Effective Date”). All references to this “Agreement” include those covenants included in the Addendum to Agreement (“Addendum”) attached as Exhibit A hereto.

I. CREDIT FACILITY

1.1 The Facility. Subject to the terms and conditions of this Agreement, Trade Bank will make available to Borrower a Revolving Credit Facility (“Facility”) for which a Facility Supplement (“Supplement”) is attached as Exhibit B hereto. Additional terms for the Facility (and each subfacility thereof (“Subfacility”)) are set forth in the Supplement. The Facility will be available from the Closing Date up to and until November 30, 2007 (“Facility Termination Date”). Collateral and credit support required for the Facility is set forth in Exhibit C hereto. Definitions for those capitalized terms not otherwise defined are contained in Article 8 below.

1.2 Credit Extension Limit. The aggregate outstanding amount of all Credit Extensions may at no time exceed Ten Million Dollars ($10,000,000) (“Overall Credit Limit”). The aggregate outstanding amount of all Credit Extensions outstanding at any time under Revolving Credit Facility may not exceed that amount specified as the “Credit Limit” in the Supplement for the Facility, and the aggregate outstanding amount of all Credit Extensions outstanding at any time under each Subfacility (or any subcategory thereof) may not exceed that amount specified as the “Credit Sublimit” in the Supplement for the Facility. An amount equal to 100% of each unfunded Credit Extension shall be used in calculating the outstanding amount of Credit Extensions under this Agreement.

The Subfacility(s) of the Revolving Credit Facility are as follows:

(a)	Sight Commercial Letters of Credit

(b)	Standby Letters of Credit

1.3 Overadvance. All Credit Extensions made hereunder shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the aggregate outstanding amount of all Credit Extensions made pursuant to this Agreement exceeds the dollar limitation in Section 1.2, then Borrower shall immediately pay to Trade Bank on demand, in cash, the amount of such excess.

1.4 Repayment; Interest and Fees. Each funded Credit Extension shall be repaid by Borrower, and shall bear interest from the date of disbursement at those per annum rates and such interest shall be paid, at the times specified in the Supplement, Note or Facility Document. Borrower agrees to pay to Trade Bank with respect to (a) the Revolving Credit Facility, interest at a per annum rate equal to the Prime Rate as specified in the Note, and (b) the Subfacilities, the fees specified in the Supplement as well as those fees specified in the relevant Facility Document(s). Interest and fees will be calculated on the basis of a 365 day year, actual days elapsed. Any overdue payments of principal (and interest to the extent permitted by law) shall bear interest at a per annum floating rate equal to the Prime Rate plus 5.00%.

1.5 Prepayments. Credit Extensions under any Facility may only be prepaid in accordance with the terms of the Supplement. At the time of any prepayment (including, but not limited to, any prepayment which is a result of the occurrence of an Event of Default and an acceleration of the Obligations) Borrower will pay to Trade Bank all interest accrued on the amount so prepaid to the date of such prepayment and all costs, expenses and fees specified in the Loan Documents.

II. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Trade Bank that the following representations and warranties are true and correct:

2.1 Legal Status. Borrower is duly organized and existing and in good standing under the laws of the jurisdiction indicated in this Agreement, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required and in which the failure to so qualify or to be so licensed could have a material adverse affect on Borrower.

2.2 Authorization and Validity. The execution, delivery and performance of this Agreement, and all other Loan Documents to which Borrower is a party, have been duly and validly authorized, executed and delivered by Borrower and constitute legal, valid and binding agreements of Borrower, and are enforceable against Borrower in accordance with their respective terms.

2.3 Borrower’s Name. The name of Borrower set forth at the end of this Agreement is its correct name. If Borrower is conducting business under a fictitious business name, Borrower is in compliance with all laws relating to the conduct of such business under such name.

2.4 Financial Condition and Statements. All financial statements of Borrower delivered to Trade Bank have been prepared in conformity with GAAP, and completely and accurately reflect the financial condition of Borrower (and any consolidated Subsidiaries) in accordance with GAAP at the times and for the periods stated in such financial statements. Neither Borrower nor any Subsidiary has any material contingent liability not reflected in the aforesaid financial statement. Since the date of the financial statements delivered to Trade Bank for the last fiscal period of Borrower to end before the Effective Date, there has been no material adverse change in the financial condition, business or prospects of Borrower. Borrower is solvent.

2.5 Litigation. Except as disclosed in writing to Trade Bank prior to the Effective Date, there is no action, claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened by or against or affecting Borrower or any Subsidiary in any court or before any governmental authority, administrator or agency which may result in (a) any material adverse change in the financial condition or business of Borrower’s, or (b) any material impairment of the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted.

2.6 No Violation. The execution, delivery, and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in a breach of or constitute a default under any contract, obligation, indenture, or other instrument to which Borrower is a party or by which Borrower may be bound.

2.7 Income Tax Returns. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

2.8 No Subordination. There is no agreement, indenture, contract, or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

2.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event, as defined in ERISA, has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

2.10 Other Obligations. Except as disclosed in writing to Trade Bank prior to the Effective Date, neither Borrower nor any Subsidiary are in default of any obligation for borrowed money, any purchase money obligation or any material lease, commitment, contract, instrument or obligation.

2.11 No Defaults. No Event of Default, and event which with the giving of notice or the passage of time or both would constitute an Event of Default, has occurred and is continuing.

2.12 Information Provided to Trade Bank. The information provided to the Trade Bank concerning Borrower’s business is true and correct in all material respects.

2.13 Environmental Matters. Except as disclosed by Borrower to Trade Bank in writing prior to the Effective Date, Borrower (as well as any Subsidiary) is each in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any Borrower’s or any Subsidiary’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or of any Subsidiary is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

III. CONDITIONS TO EXTENDING FACILITIES

3.1 Conditions to Initial Credit Extension. The obligation of Trade Bank to make the first Credit Extension is subject to the fulfillment to Trade Bank’s satisfaction of the following conditions:

(a)	Approval of Trade Bank Counsel. All legal matters relating to making the Facility available to Borrower must be satisfactory to counsel for Trade Bank.

(b)	Documentation. Trade Bank must have received, in form and substance satisfactory to Trade Bank, the following documents and instruments duly executed and in full force and effect:

(1)	a corporate borrowing resolution and incumbency certificate if Borrower is a corporation, a partnership or joint venture borrowing certificate if Borrower is a partnership or joint venture, and a limited liability company borrowing certificate if Borrower is a limited liability company;

(2)	the Facility Documents for the Facility, including, but not limited to, note(s) (“Notes”) for the Revolving Credit Facility, Trade Bank’s standard Commercial Letter of Credit Agreement or Standby Letter of Credit Agreement for any letter of credit Facility;

(3)	those guarantees, security agreements, deeds of trust, subordination agreements, intercreditor agreements, factoring agreements, tax service contracts, and other Collateral Documents required by Trade Bank to evidence the collateral/credit support specified in the Supplement;

(4)	if an audit or inspection of any books, records or property is specified in the Supplement for the Facility, an audit or inspection report from Wells Fargo or another auditor or inspector acceptable to Trade Bank reflecting values and property conditions satisfactory to Trade Bank; and

(5)	if insurance is required in the Addendum, the insurance policies specified in the Addendum (or other satisfactory proof thereof) from insurers acceptable to Trade Bank.

3.2 Conditions to Making Each Credit Extension. The obligation of Trade Bank to make each Credit Extension is subject to the fulfillment to Trade Bank’s satisfaction of the following conditions:

(a)	Representations and Warranties. The representations and warranties contained in this Agreement, the Facility Documents and the Collateral Documents will be true and correct in all material respects on and as of the date of the Credit Extension with the same effect as though such representations and warranties had been made on and as of such date;

(b)	Documentation. Trade Bank must have received, in form and substance satisfactory to Trade Bank, the following documents and instruments duly executed and in full force and effect:

(1)	if the Credit Extension is the issuance of a Commercial Letter of Credit, Trade Bank’s standard Application For Commercial Letter of Credit or standard Application and Agreement For Commercial Letter of Credit;

(2)	if the Credit Extension is the issuance of a Standby Letter of Credit, Trade Bank’s standard Application For Standby Letter of Credit or standard Application and Agreement For Standby Letter of Credit;

(3)	if a Borrowing Base Certificate is required for the Credit Extension, a Borrowing Base Certificate demonstrating compliance with the requirements for such Credit Extension.

(c)	Fees. Trade Bank must have received any fees required by the Loan Documents to be paid at the time such Credit Extension is made.

IV. AFFIRMATIVE COVENANTS

Borrower covenants that so long as Trade Bank remains committed to make Credit Extensions to Borrower, and until payment of all Obligations and Credit Extensions, Borrower will comply with each of the following covenants: (For purposes of this Article IV, and Article V below, reference to “Borrower” may also extend to Borrower’s subsidiaries, if so specified in the Addendum.)

4.1 Punctual Payments. Punctually pay all principal, interest, fees and other Obligations due under this Agreement or under any Loan Document at the time and place and in the manner specified herein or therein.

4.2 Notification to Trade Bank. Promptly, but in no event more than 5 calendar days after the occurrence of each such event, provide written notice in reasonable detail of each of the following:

(a)	Occurrence of a Default. The occurrence of any Event of Default or any event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(b)	Borrower’s Trade Names; Place of Business. Any change of Borrower’s (or any Subsidiary’s) name, trade name or place of business, or chief executive officer;

(c)	Litigation. Any action, claim, proceeding, litigation or investigation threatened or instituted by or against or affecting Borrower (or any Subsidiary) in any court or before any government authority, administrator or agency which may materially and adversely affect Borrower’s (or any Subsidiary’s) financial condition or business or Borrower’s ability to carry on its business in substantially the same manner as it is now being conducted;

(d)	Uninsured or Partially Uninsured Loss. Any uninsured or partially uninsured loss through liability or property damage or through fire, theft or any other cause affecting Borrower’s (or any Subsidiary’s) property in excess of the aggregate amount required hereunder;

(e)	Reports Made to Insurance Companies. Copies of all material reports made to insurance companies; and

(f)	ERISA. The occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan.

4.3 Books and Records. Maintain at Borrower’s address books and records in accordance with GAAP, and permit any representative of Trade Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of them, and to inspect the properties of Borrower.

4.4 Tax Returns and Payments. Timely file all tax returns and reports required by foreign, federal, state and local law, and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly instituted and diligently conducted, (ii) notifies Trade Bank in writing of the commencement of, and any material development in, the proceedings, (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral, and (iv) makes provision, to Trade Bank’s satisfaction, for eventual payment of such taxes in the event Borrower is obligated to make such payment.

4.5 Compliance with Laws. Comply in all material respects with the provisions of all foreign, federal, state and local laws and regulations relating to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and health and environmental matters.

4.6 Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real and personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Trade Bank’s satisfaction, for eventual payment thereof in the event that Borrower is obligated to make such payment.

4.7 Insurance. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including, but not limited to, fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance to be in amounts satisfactory to Trade Bank and to be carried with companies approved by Trade Bank before such companies are retained, and deliver to Trade Bank from time to time at Trade Bank’s request schedules setting forth all insurance then in effect. All insurance policies shall name Trade Bank as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Trade Bank. (Upon receipt of the proceeds of any such insurance, Trade Bank shall apply such proceeds in reduction of the outstanding funded Credit Extensions and shall hold any remaining proceeds as collateral for the outstanding unfunded Credit Extensions, as Trade Bank shall determine in its sole discretion, except that, provided no Event of Default has occurred, Trade Bank shall release to Borrower insurance proceeds with respect to equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the equipment with respect to which the insurance proceeds were paid, if Trade Bank receives reasonable assurance that the insurance proceeds so released will be so used.) If Borrower fails to provide or pay for any insurance, Trade Bank may, but is not obligated to, obtain the insurance at Borrower’s expense.

4.8 Further Assurances. At Trade Bank’s request and in form and substance satisfactory to Trade Bank, execute all documents and take all such actions at Borrower’s expense as Trade Bank may deem reasonably necessary or useful to perfect and maintain Trade Bank’s perfected security interest in the Collateral and in order to fully consummate all of the transactions contemplated by the Loan Documents.

V. NEGATIVE COVENANTS

Borrower covenants that so long as Trade Bank remains committed to make any Credit Extensions to Borrower and until all Obligations and Credit Extensions have been paid, Borrower will not:

5.1 Merge or Consolidation, Transfer of Assets. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

5.2 Use of Proceeds. Borrower will not use the proceeds of any Credit Extension except for the purposes, if any, specified for such Credit Extension in the Supplement covering the Facility under which such Credit Extension is made.

5.3 Liens. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (i) any of the foregoing in favor of Trade Bank or which is existing as of, and disclosed to Trade Bank in writing prior to, the date hereof, (ii) purchase money secure security interests under Section 5.6 hereunder, or (iii) any other liens imposed by operation of law which do not exceed $50,000 in the aggregate.

5.4 Acquisitions of Assets. Borrower will not acquire any assets or enter into any other transaction outside the ordinary course of Borrower’s business.

5.5 Loans and Investments. Borrower will not make any loans or advances to, or investments in, any person or entity except for (i) accounts receivable created in the ordinary course of Borrower’s business, and (ii) loans to employees of Borrower not to exceed $10,000 in the aggregate.

5.6 Indebtedness For Borrowed Money. Borrower will not incur any indebtedness for borrowed money, except to Trade Bank and except (a) for indebtedness subordinated to the Obligations by an instrument or agreement in form acceptable to Trade Bank, and (b) new purchase money debt.

5.7 Stock Redemptions. Borrower will not redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock.

5.8 Guarantees. Borrower will not guarantee or otherwise become liable with respect to the obligations of any other person or entity, except for endorsement of instruments for deposit into Borrower’s account in the ordinary course of Borrower’s business.

5.9 Investments in, or Acquisitions of, Subsidiaries. Borrower will not make any investments in, or form or acquire, any subsidiaries.

5.10 Capital Expenditures. Borrower shall not make any capital expenditures in any fiscal year in an aggregate amount in excess of $15,000,000.

VI. EVENTS OF DEFAULT AND REMEDIES

6.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a)	Failure to Make Payments When Due. Borrower’s failure to pay principal, interest, fees or other amounts when due under any Loan Document.

(b)	Failure to Perform Obligations. Any failure by Borrower to comply with any covenant or obligation in this Agreement or in any Loan Document (other than those referred to in subsection (a)above), and such default shall continue for a period of twenty calendar days from the earlier of (i) Borrower’s failure to notify Trade Bank of such Event of Default pursuant to Section 4.2(a) above, or (ii) Trade Bank’s notice to Borrower of such Event of Default.

(c)	Untrue or Misleading Warranty or Statement. Any warranty, representation, financial statement, report or certificate made or delivered by Borrower under any Loan Document is untrue or misleading in any material respect when made or delivered.

(d)	Defaults Under Other Loan Documents. Any “Event of Default” occurs under any other Loan Document; any Guaranty is no longer in full force and effect (or any claim thereof made by Guarantor) or any failure of a Guarantor to comply with the provisions thereof; or any breach of the provisions of any Subordination Agreement or Intercreditor Agreement by any party other than the Trade Bank.

(e)	Defaults Under Other Agreements or Instruments. Any default in the payment or performance of any obligation, or the occurrence of any event of default, under the terms of any other agreement or instrument pursuant to which Borrower, any Subsidiary or any Guarantor or general partner of Borrower has incurred any debt or other material liability to any person or entity.

(f)	Concealing or Transferring Property. Borrower conceals, removes or transfers any part of its property with intent to hinder, delay or defraud its creditors, or makes or suffers any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law.

(g)	Judgments and Levies Against Borrower. The filing of a notice of judgment lien against Borrower, or the recording of any abstract of judgment against Borrower, in any county in which Borrower has an interest in real property, or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, or the entry of a judgment against Borrower.

(h)	Event or Condition Impairing Payment or Performance. Any event occurs or condition arises which Trade Bank in good faith believes impairs or is substantially likely to impair the prospect of payment or performance by Borrower of the Obligations, including, but not limited to any material adverse change in Borrower’s financial condition, business or prospects.

(i)	Voluntary Insolvency. Borrower, any Subsidiary or any Guarantor (i) becomes insolvent, (ii) suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, (iii) generally fails to pay its debts as they become due, (iv) makes a general assignment for the benefit of creditors, or (v) files a voluntary petition in bankruptcy, or seeks reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or Federal law granting relief to debtors, whether now or hereafter in effect.

(j)	Involuntary Insolvency. Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Subsidiary or Guarantor, or an order for relief is entered against it by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

6.2 Remedies. Upon the occurrence of any Event of Default, or at any time thereafter while an Event of Deafult is continuing, Trade Bank, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) terminate Trade Bank’s obligation to make Credit Extensions or to make available to Borrower the Facility or other financial accommodations; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Credit Extension; and/or (c) exercise all its rights, powers and remedies available under the Loan Documents, or accorded by law, including, but not limited to, the right to resort to any or all Collateral or other security for any of the Obligations and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. Notwithstanding the provisions in the foregoing sentence, if any Event of Default set out in subsections (i) and (j) of Section 6.1 above shall occur, then all the remedies specified in the preceding sentence shall automatically take effect without notice or demand of any kind (all of which are hereby expressly waived by Borrower) with respect to any and all Obligations. All rights, powers and remedies of Trade Bank may be exercised at any time by Trade Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

VII. GENERAL PROVISIONS

7.1 Notices. All notices to be given under this Agreement shall be in writing and shall be given personally or by regular first-class mail, by certified mail return receipt requested, by a private delivery service which obtains a signed receipt, or by facsimile transmission addressed to Trade Bank or Borrower at the address indicated after their signature to this Agreement, or at any other address designated in writing by one party to the other party. Trade Bank is hereby authorized by Borrower to act on such instructions or notices sent by facsimile transmission or telecommunications device which Trade Bank believes come from Borrower. All notices shall be deemed to have been given upon delivery, in the case of notices personally delivered or delivered by private delivery service, upon the expiration of 3 calendar days following the deposit of the notices in the United States mail, in the case of notices deposited in the United States mail with postage prepaid, or upon receipt, in the case of notices sent by facsimile transmission.

7.2 Waivers. No delay or failure of Trade Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, consent or approval by Trade Bank under any of the Loan Documents must be in writing and shall be effective only to the extent set out in such writing.

7.3 Benefit of Agreement. The provisions of the Loan Documents shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, executors, administrators, beneficiaries and legal representatives of Borrower and Trade Bank; provided, however, that Borrower may not assign or transfer any of its rights under any Loan Document without the prior written consent of Trade Bank, and any prohibited assignment shall be void. No consent by Trade Bank to any assignment shall release Borrower from its liability for the Obligations unless such release is specifically given by Trade Bank to Borrower in writing. Trade Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Trade Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Trade Bank may disclose any information relating to the Facility, Borrower or its business, or any Guarantor or its business.

7.4 Joint and Several Liability. If Borrower consists of more than one person or entity, the liability of each of them shall be joint and several, and the compromise of any claim with, or the release of, any one such Borrower shall not constitute a compromise with, or a release of, any other such Borrower.

7.5 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of Borrower and Trade Bank and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, any of the Loan Documents to which it is not a party.

7.6 Governing Law and Jurisdiction. This Agreement shall, unless provided differently in any Loan Document, be governed by, and be construed in accordance with, the internal laws of the State of California, except to the extent Trade Bank has greater rights or remedies under federal law whether as a national bank or otherwise. Borrower and Trade Bank (a) agree that all actions and proceedings relating directly or indirectly to this Agreement shall be litigated in courts located within California; (b) consent to the jurisdiction of any such court and consent to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waive any and all rights Borrower may have to object to the jurisdiction of any such court or to transfer or change the venue of any such action or proceeding.

7.7 Mutual Waiver of Jury Trial. Borrower and Trade Bank each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, (a) any Loan Document, (b) any other present or future agreement, instrument or document between Trade Bank and Borrower, or (c) any conduct, act or omission of Trade Bank or Borrower or any of their directors, officers, employees, agents, attorneys or any other persons or entities affiliated with Trade Bank or Borrower, which waiver will apply in all of the mentioned cases whether the case is a contract or tort case or any other case. Borrower represents and warrants that no officer, representative or agent of Trade Bank has represented, expressly or otherwise, that Trade Bank would not seek to enforce this waiver of jury trial.

7.8 Severability. Should any provision of any Loan Document be prohibited by, or invalid under applicable law, or held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect, the validity of the other provisions of the Loan Documents.

7.9 Entire Agreement; Amendments. This Agreement and the other Loan Documents are the final, entire and complete agreement between Borrower and Trade Bank concerning the Credit Extensions and the Facility; supersede all prior and contemporaneous negotiations and oral representations and agreements. There are no oral understandings, representations or agreements between the parties concerning the Credit Extensions or the Facility which are not set forth in the Loan Documents. This Agreement and the Supplement may not be waived, amended or superseded except in a writing executed by Borrower and Trade Bank.

7.10 Collection of Payments. Unless otherwise specified in any Loan Document, other than this Agreement or any Note, all principal, interest and any fees due to Trade Bank by Borrower under this Agreement, the Addendum, any Supplement, any Facility Document, any Collateral Document or any Note, will be paid by Trade Bank having Wells Fargo debit any of Borrower’s accounts with Wells Fargo and forwarding such amount debited to Trade Bank, without presentment, protest, demand for reimbursement or payment, notice of dishonor or any other notice whatsoever, all of which are hereby expressly waived by Borrower. Such debit will be made at the time principal, interest or any fee is due to Trade Bank pursuant to this Agreement, the Addendum, any Supplement, any Facility Document, any Collateral Document or any Note.

7.11 Costs, Expenses and Attorneys’ Fees. Borrower will reimburse Trade Bank for all costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses (which counsel may be Trade Bank or Wells Fargo employees), expended or incurred by Trade Bank in the preparation and negotiation of this Agreement, the Notes, the Collateral Documents, the Addendum, and the Facility Documents, in amending this Agreement, the Collateral Documents, the Notes, the Addendum, or the Facility Documents, in collecting any sum which becomes due Trade Bank on the Notes, under this Agreement, the Collateral Documents, the Addendum, the Supplement, or any of the Facility Documents, in the protection, perfection, preservation and enforcement of any and all rights of Trade Bank in connection with this Agreement, the Notes, any of the Collateral Documents, the Supplement, any of the Addendum, or any of the Facility Documents, including, without limitation, the fees and costs incurred in any out-of-court work out or a bankruptcy or reorganization proceeding.

VIII. DEFINITIONS

8.1 “Accounts Receivable” means all presently existing and hereafter arising “Rights to Payment” (as that term is defined in the “Continuing Security Agreement – Rights to Payment and Inventory” executed by Borrower in favor of Trade Bank) which arise from the sale, lease or other disposition of Inventory, or from performance of contracts for service, manufacture, construction or repair, together with all goods returned by Borrower’s customers in connection with any of the foregoing.

8.2 “Agreement” means this Agreement and the Addendum attached hereto, as corrected or modified from time to time by Trade Bank and Borrower.

8.3 “Banking Day” means each day except Saturday, Sunday and a day specified as a holiday by federal or California statute.

8.4 “Closing Date” means the date on which the first Credit Extension is made.

8.5 “Collateral” means all property securing the Obligations.

8.6 “Collateral Documents” means those security agreement(s), deed(s) of trust, guarantee(s), subordination agreement(s), intercreditor agreement(s), and other credit support documents and instruments required by the Trade Bank to effect the collateral and credit support requirements set forth in the Supplement with respect to the Facility.

8.7 “Credit Extension” means each extension of credit under the Facility (whether funded or unfunded), including, but not limited to, (a) the issuance of sight or usance commercial letters of credit or commercial letters of credit supported by back-up letters of credit, (b) the issuance of standby letters of credit, (c) the issuance of shipping guarantees, (d) the making of revolving credit working capital loans, (e) the making of loans against imports for letters of credit, (f) the making of clean import loans outside letters of credit, (g) the making of advances against export orders, (h) the making of advances against export letters of credit, (i) the making of advances against outgoing collections, (j) the making of term loans, and (k) the entry into foreign exchange contracts.

8.8 “Credit Limit” means, with respect to the any Facility, the amount specified under the column labeled “Credit Limit” in the Supplement for that related Facility.

8.9 “Credit Sublimit” means, with respect to any Subfacility, the amount specified after the name of that Subfacility under the column labeled “Credit Sublimit” in the Supplement for the related Facility.

8.10 “Dollars” and “$” means United States dollars.

8.11 “Facility Documents” means, with respect to the Facility, those documents specified in the Supplement for the Facility, and any other documents customarily required by Trade Bank for said Facility.

8.12 “GAAP” means generally accepted accounting principles, which are applicable to the circumstances, as of the date of determination, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession.

8.13 “Inventory” has the meaning assigned to such term in the “Continuing Security Agreement – Rights to Payment and Inventory” executed by Borrower in favor of Trade Bank.

8.14 “Loan Documents” means this Agreement, the Addendum, the Supplement, the Facility Documents and the Collateral Documents.

8.15 “Note” has the meaning specified in Section 3.1(b)(2) above.

8.16 “Obligations” means (a) the obligation of Borrower to pay principal, interest and fees on all funded Credit Extensions and fees on all unfunded Credit Extensions, and (b) the obligation of Borrower to pay and perform when due all other indebtedness, liabilities, obligations and covenants required under the Loan Documents.

8.17 “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

8.18 “Prime Rate” means the rate most recently announced by Wells Fargo at its principal office in San Francisco, California as its “Prime Rate”, with the understanding that the Prime Rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in an interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Banking Day on which each change in the Prime Rate is announced by Wells Fargo.

8.19 “Subsidiary” means (i) any corporation at least the majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by Borrower and/or one or more Subsidiaries, and (ii) any joint venture or partnership in which Borrower and/or one or more Subsidiaries has a majority interest.

8.20 “Wells Fargo” means Wells Fargo Bank, N.A.

IX. ARBITRATION

9.1 Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

9.2 Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

9.3 No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

9.4 Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

9.5 Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

9.6 Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

9.7 Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

9.8 Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

9.9 Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Agreement may be amended or modified only in writing signed by each party hereto. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

Borrower and Trade Bank have caused this Agreement to be executed by their duly authorized officers or representatives on the date first written above.

“BORROWER”

DESIGN WITHIN REACH, INC.

By:	/s/ Ken La Honta

Title:	CFO

Borrower’s Address:
225 Bush Street, 20th Floor San Francisco, CA 94104

“LENDER”

WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION

By:	/s/ Juan Sanchez
Juan Sanchez
Title:	Vice President

Lender’s Address:

1 Front Street, 21st Floor

San Francisco, CA 94111

EXHIBIT A

WELLS FARGO HSBC TRADE BANK	ADDENDUM TO CREDIT AGREEMENT

THIS ADDENDUM IS ATTACHED TO THE CREDIT AGREEMENT (“CREDIT AGREEMENT”) BETWEEN WELLS FARGO HSBC TRADE BANK AND THE FOLLOWING BORROWER:

NAME OF BORROWER: DESIGN WITHIN REACH, INC.

ADDITIONAL AFFIRMATIVE COVENANTS

The following covenants are part of Article IV of the Credit Agreement:

REPORTS. Borrower will furnish the following information or deliver the following reports to Trade Bank at the times indicated below:

•	Annual Financial Statements: Not later than seventy-five (75) calendar days after and as of the end of each of Borrower’s fiscal years, a 10-K statement of Borrower filed with the Securities Exchange Commission, prepared by a certified public accountant acceptable to Trade Bank and prepared in accordance with GAAP, to include balance sheet, income statement, statement of cash flow, all supporting schedules and footnotes.

•	Quarterly Financial Statements: Not later than forty (40) calendar days after and as of the end of each of Borrower’s fiscal quarters, a 10-Q statement of Borrower filed with the Securities Exchange Commission prepared by Borrower, to include balance sheet, income statement.

Certificate of Compliance: At the time each financial statement of Borrower required above is delivered to Trade Bank, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default under the Agreement nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

•	Insurance: Borrower will maintain in full force and effect insurance coverage on all Borrower’s property, including, but not limited to, the following types of insurance coverage:

policies of fire insurance

marine cargo insurance

business personal property insurance

All the insurance referred to in the preceding sentence must be in form, substance and amounts, and issued by companies, satisfactory to Trade Bank, and cover risks required by Trade Bank and contain loss payable endorsements in favor of Trade Bank.

FINANCIAL COVENANTS. Borrower will maintain the following (if Borrower has any Subsidiaries which must be consolidated under GAAP, the following applies to borrower and the consolidated Subsidiaries):

•	Adjusted Leverage. Not greater than 3.25 to 1.0 for fiscal year end 2005, first quarter of 2006 and second quarter of 2006, and not greater than 3.0 to 1.0 at each fiscal quarter end thereafter. “Adjusted Leverage” is defined as the total funded debt plus capital leases plus six times four quarter trailing rent/lease expense divided by four quarter trailing EBITDA plus rent/lease expense, and “EBITDA” means net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

•	Net Income After Taxes. Not less than $1 on a quarterly basis (determined as of each fiscal quarter end).

•	Inventory Days on Hand. Not to exceed 135 days. “Inventory Days on Hand” defined as total inventory at quarter end divided by four times quarterly cost of goods sold with the total factor multiplied by 365.

BY SIGNING HERE BORROWER AGREES TO THE DESIGNATED PROVISIONS IN THIS ADDENDUM:

DESIGN WITHIN REACH, INC.

By:	/s/ Ken La Honta

Title:	CFO

EXHIBIT B
WELLS FARGO HSBC TRADE BANK	REVOLVING CREDIT FACILITY SUPPLEMENT

THIS SUPPLEMENT IS AN INTEGRAL PART OF THE CREDIT AGREEMENT BETWEEN WELLS FARGO HSBC TRADE BANK AND THE FOLLOWING BORROWER:

NAME OF BORROWER: DESIGN WITHIN REACH, INC.

CREDIT LIMIT FOR THIS REVOLVING CREDIT LOAN FACILITY AND SUBLIMITS: Credit Limit: $10,000,000 (subject to dollar limitations in Section 1.2 of Agreement)

CREDIT SUBLIMITS: Subject to the Revolving Credit Facility Credit Limit, the Credit Sublimit for each Subfacility specified below refers to the aggregate amount which may be outstanding at any one time under each such Subfacility.

• Sight Commercial Letters of Credit	$2,500,000
• Standby Letters of Credit	$2,500,000

FACILITY DESCRIPTION: Trade Bank will make the Revolving Credit Facility available to finance Borrower’s working capital requirements. Subject to the credit sublimits specified above, the Revolving Credit Facility may be supported by (i) a standby letter of credit in favor of Trade Bank, (ii) a guarantee or (iii) accounts receivable, inventory or other collateral. Revolving Credit Loans cannot be used to repay outstanding Revolving Credit Loans or Term Loans that have matured or to repay amounts due under any other Facilities provided to Borrower.

FACILITY DOCUMENTS:

•	Revolving Credit Loans Note: The term and prepayment conditions of the Loans under Revolving Credit Facility are set forth in Revolving Credit Loans Note.

INTEREST RATES:

•	Loans under Revolving Credit Facility: All outstanding Loans under Revolving Credit Facility will bear interest at the following rate:

Prime Rate: At a fluctuating rate per annum equal to the Prime Rate.

Interest Payment Dates: Interest on all outstanding Loans under Revolving Credit Facility will be paid at least once each month on the last day of the month.

FEES:

•	Facilities Fee: Borrower will pay the following Facilities Fee to Trade Bank before any Facility, including this Facility, is made available to Borrower: $25,000.

•	Sight Commercial Credits:

Issuance Fees/Fees For Increasing Credit Amounts or Extending Expiration Dates: (Minimum $150)

1/8 of 1% per annum of the amount of each Sight Commercial Credit and of any increase in such amount.

Payable: At the time each Sight Commercial Credit is issued or increased and at the time the expiration date of any Sight Commercial Credit is extended.

Amendment Fees: (Minimum $100)

$100 for each amendment, unless the amendment is an increase in the Sight Commercial Credit amount or an extension of the expiration date, in which case the Issuance Fee above will substitute for any Amendment Fee.

Payable: At the time each amendment is issued.

Negotiation/Payment/Examination Fees: (Minimum $125)

1/4 of 1% of the face amount of each drawing under each Sight Commercial Credit.

Payable: At the time any draft or other documents are negotiated, paid or examined.

•	Standby Credits:

Commission Fees/Fees For Increasing Credit Amounts or Extending Expiration Dates: (Minimum $410)

2% of the amount of each Standby Credit and of any increase in such amount.

Payable: At the time each Standby Credit is issued or increased and at the time the expiration date of any Standby Credit is extended.

Amendment Fees: (Minimum $130)

$130 for each amendment, unless the amendment is an increase in the Standby Credit amount or an extension of the expiration date, in which case the Commission Fee above will substitute for any Amendment Fee.

Payable: At the time each amendment is issued.

Negotiation/Payment/Examination Fees: (Minimum $250)

1/4 of 1% of the face amount of each drawing under each Standby Credit.

Payable: At the time any draft or other documents are negotiated, paid or examined.

COLLATERAL: See Exhibit C - Collateral/Credit Support Document.

SUBFACILITIES DESCRIPTION, PURPOSE, DOCUMENTS, TERM, AND PREPAYMENTS:

•	Sight Commercial Credits:

Description And Purpose: Trade Bank will issue sight commercial letters of credit (each a “Sight Commercial Credit”) for the account of Borrower for the purpose or purposes stated below. Subject to the credit sublimits specified above, these Sight Commercial Credits will be transferable or not transferable and have the goods related to them consigned to or not consigned to, or controlled by or not controlled by, Trade Bank. The Sight Commercial Credit Sublimit specified above refers to the aggregate undrawn amount of all Sight Commercial Credits which may be at any one time outstanding under this Facility together with the aggregate amount of all drafts drawn under such Sight Commercial Credits which have not been reimbursed as provided below at such time.

This Subfacility may only be used for the following purpose: For the importation of furniture.

Documents:

Before the first Sight Commercial Credit is issued:

Trade Bank’s standard form Commercial Letter of Credit Agreement;

Before each Sight Commercial Credit is issued:

Trade Bank’s standard form Application For Commercial Letter of Credit;

Before each Sight Commercial Credit is amended:

Trade Bank’s standard form Application For Amendment To Letter of Credit;

Term: No Sight Commercial Credit may expire more than one hundred eighty (180) calendar days after the date it is issued.

•	Standby Credits:

Description And Purpose: Trade Bank will issue standby letters of credit (each a “Standby Credit”) for the account of Borrower the purpose or purposes stated below. Subject to the credit sublimits specified above, these Standby Credits will be issued to support Borrower’s open account trade terms, bid and performance bonds, industrial revenue bonds, worker’s compensation obligations and or the moving of Borrower as a new customer from another bank to Trade Bank. The Standby Credit Sublimit specified above refers to the aggregate undrawn amount of all Standby Credits which may be at any one time outstanding under this Subfacility together with the aggregate amount of all drafts drawn under such Standby Credits which have not been reimbursed as provided below at such time.

This Subfacility may only be used for the following purpose: To secure lease deposits for new retail space.

Documents:

Before the first Standby Credit is issued:

Trade Bank’s standard form Standby Letter of Credit Agreement.

Before each Standby Credit is issued:

Trade Bank’s standard form Application For Standby Letter of Credit.

Before each Standby Credit is amended:

Trade Bank’s standard form Application For Amendment To Letter of Credit.

Term: No Standby Credit will expire more than three hundred sixty (360) calendar days after the date it is issued. Standby Credits will be available by sight drafts only.

REIMBURSEMENTS FOR SIGHT COMMERCIAL CREDITS AND STANDBY CREDITS:

The amount of each drawing paid by Trade Bank under a Sight Commercial Credit or Standby Credit will be reimbursed to Trade Bank as follows:

by Trade Bank having Wells Fargo Bank debit any of Borrower’s accounts with Wells Fargo Bank and forwarding such amount debited to Trade Bank; or

immediately on demand of Trade Bank; or

by treating such amount drawn as an advance to Borrower under Borrower’s Revolving Credit Facility.

DEFAULT INTEREST RATE ON UNREIMBURSED SIGHT COMMERCIAL CREDITS AND STANDBY CREDITS:

Default interest will accrue at a per annum rate equal to the Prime Rate plus five percent (5%) (“Default Interest Rate”) and be paid at least once each month as follows:

All drawings (i) under Sight Commercial Credits and (ii) under Standby Credits, not reimbursed on the day they are paid by Trade Bank, will bear interest at the Default Interest Rate from the date they are paid to the date such payment is fully reimbursed.

BY INITIALING HERE BORROWER AGREES TO ALL THE TERMS OF THIS SUPPLEMENT: /s/ KLH

EXHIBIT C
WELLS FARGO HSBC TRADE BANK	COLLATERAL/CREDIT SUPPORT DOCUMENT

•	Personal Property Security From Borrower:

First priority lien in the following assets of Borrower:

accounts receivable

inventory

equipment

Collateral Documents:

Security Agreement: Rights to Payment and Inventory

Security Agreement: Equipment and Fixtures

BY INITIALING HERE BORROWER AGREES TO ALL THE TERMS OF THIS EXHIBIT: /s/ KLH

CONTINUING SECURITY AGREEMENT
WELLS FARGO HSBC TRADE BANK	RIGHTS TO PAYMENT AND INVENTORY

1. GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned DESIGN WITHIN REACH, INC., a Delaware corporation or any of them if more than one debtor (“Debtor”), hereby grants and transfers to WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”) a security interest in all accounts, deposit accounts, accounts receivable, chattel paper, instruments, documents and general intangibles (collectively called “Rights to Payment”), now existing or at any time hereafter, and prior to the termination hereof, arising (whether they arise from the sale, lease or other disposition of inventory or from performance of contracts for service, manufacture, construction, repair or otherwise or from any other source whatsoever), including all securities, guaranties, warranties, indemnity agreements, insurance policies and other agreements pertaining to the same or the property described therein, and in all goods returned by Debtor’s customers, together with a security interest in all inventory, goods held for sale or lease or to be furnished under contracts for service, goods so leased or furnished, raw materials, component parts, work in process or materials used or consumed in Debtor’s business and all warehouse receipts, bills of lading and other documents evidencing goods owned or acquired by Debtor, and all goods covered thereby, now or at any time hereafter, and prior to the termination hereof, owned or acquired by Debtor, wherever located, and all products thereof (collectively called “Inventory”), whether in the possession of Debtor, warehousemen, bailees or any other person and whether located at Debtor’s places of business or elsewhere (with all Rights to Payment and Inventory referred to herein collectively as the “Collateral”), together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all Rights to Payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all Rights to Payment with respect to any cause of action affecting or relating to any of the foregoing (hereinafter called “Proceeds”).

2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Trade Bank; (b) all obligations of Debtor and rights of Trade Bank under this Agreement; and (c) all present and future obligations of Debtor to Trade Bank of other kinds. The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3. TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Trade Bank, including without limitation, the payment of all Indebtedness of Debtor to Trade Bank existing or committed by Trade Bank at the time Trade Bank receives written notice from Debtor of the termination of this Agreement.

4. OBLIGATIONS OF TRADE BANK. Trade Bank has no obligation to make any loans hereunder. Any money received by Trade Bank in respect of the Collateral may be deposited, at Trade Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Trade Bank that: (a) Debtor is the owner and has possession or control of the Collateral and Proceeds; (b) Debtor has the right to grant a security interest in the Collateral and Proceeds; (c) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except as heretofore disclosed to Trade Bank in writing; (d) all statements contained herein and, where applicable, in the Collateral are true and complete; (e) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Trade Bank, is on file in any public office; (f) all persons appearing to be obligated on Rights to Payment and Proceeds have authority and capacity to contract and are bound as they appear to be; (g) all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property; and (h) all Rights to Payment and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws.

6. COVENANTS OF DEBTOR.

6.1	Debtor Agrees in General: (i) to pay Indebtedness secured hereby when due; (ii) to indemnify Trade Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (iii) to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Trade Bank in the perfection, preservation, realization, enforcement and exercise of its rights, powers and remedies hereunder; (iv) to permit Trade Bank to exercise its powers; (v) to execute and deliver such documents as Trade Bank deems necessary to create, perfect and continue the security interests contemplated hereby; and (vi) not to change its chief place of business or the places where Debtor keeps any of the Collateral or Debtor’s records concerning the Collateral and Proceeds without first giving Trade Bank written notice of the address to which Debtor is moving same.

6.2

Debtor Agrees with Regard to the Collateral and Proceeds: (i) to insure Inventory and, where applicable, Rights to Payment with Trade Bank as loss payee, in form and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Trade Bank; (ii) not to use any Inventory for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iii) not to remove Inventory from Debtor’s premises without Trade Bank’s prior written consent and upon such terms and conditions as Trade Bank may require, except for deliveries to buyers in the ordinary course of Debtor’s business and except Inventory which consists of mobile goods as defined in the California Uniform Commercial Code, in which case Debtor agrees not to remove or permit the removal of the Inventory from its state of domicile for a period in excess of thirty (30) calendar days; (iv) not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from the storage of Inventory, except in favor of Trade Bank; (v) not to sell, hypothecate or dispose of any of the Collateral or Proceeds, or any interest therein, except sales of Inventory to buyers in the ordinary course of Debtor’s business, without Trade Bank’s prior written consent; (vi) to furnish reports to Trade Bank of all acquisitions, returns, sales and other dispositions of Inventory in such form and detail and at such times as Trade Bank may require; (vii) to permit Trade Bank to inspect the Collateral at any time; (viii) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Trade Bank to inspect the same and make copies thereof at any reasonable time; (ix) if requested by Trade Bank, to receive and use reasonable diligence to collect Rights to Payment and Proceeds, in trust and as the property of Trade Bank, and to immediately endorse as appropriate and deliver such Rights to Payment and Proceeds to Trade Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Trade Bank; (x) not to commingle Rights to Payment, Proceeds or collections thereunder with other property; (xi) to give only normal allowances and credits and to advise Trade Bank thereof immediately in writing if they affect any Rights to Payment or Proceeds; (xii) on demand, to deliver to Trade Bank returned property resulting from, or payment equal to, such allowances or credits on any Rights to Payment or Proceeds or to execute such documents and do such other things as Trade Bank may reasonably request for the purpose of perfecting, preserving and enforcing its security interest in such returned property; (xiii) from time to time, when requested by Trade Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and to assign in writing and deliver to Trade Bank all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof; (xiv) in the event Trade Bank elects to receive payments of Rights to Payment or Proceeds hereunder, to pay all expenses incurred by Trade Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7. POWERS OF TRADE BANK. Debtor appoints Trade Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Trade Bank’s officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice of Trade Bank’s rights in the Collateral and Proceeds, to enforce the same and make extension agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Trade Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Trade Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Trade Bank, at Trade Bank’s sole option, toward repayment of the Indebtedness or replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Debtor’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Trade Bank is entitled hereunder and to endorse and deliver evidences of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Trade Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Trade Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Trade Bank shall be obligations of Debtor to Trade Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of Section 12 hereof, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between any Debtor and Trade Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by any Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (c) any Debtor shall fail to observe or perform any obligation or agreement contained herein; (d) any attachment or like levy on any property of any Debtor; and (e) Trade Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

10. REMEDIES. Upon the occurrence and the continuance of the occurrence of any Event of Default, Trade Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Trade Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the California Uniform Commercial Code or otherwise provided by law, including without limitation, the right to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Trade Bank. All rights, powers, privileges and remedies of Trade Bank shall be cumulative. No delay, failure or discontinuance of Trade Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Trade Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auction, are all commercially reasonable since differences in the sales prices generally realized in the different kinds of sales are ordinarily offset by the differences in the costs and credit risks of such sales. While an Event of Default exists: (a) Debtor will deliver to Trade Bank from time to time, as requested by Trade Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any of the Collateral or Proceeds except on terms approved by Trade Bank; (c) at Trade Bank’s request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Trade Bank at a reasonably convenient place designated by Trade Bank; and (d) Trade Bank may, without notice to Debtor, enter onto Debtor’s premises and take possession of the Collateral. With respect to any sale by Trade Bank of any Collateral subject to this Agreement, Debtor hereby expressly grants to Trade Bank the right to sell such Collateral using any or all of Debtor’s trademarks, trade names, trade name rights and/or proprietary labels or marks.

11. DISPOSITION OF COLLATERAL AND PROCEEDS. Upon the transfer of all or any part of the Indebtedness, Trade Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Trade Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Trade Bank shall retain all rights, powers, privileges and remedies herein given. Any proceeds of any disposition of any of the Collateral or Proceeds, or any part thereof, may be applied by Trade Bank to the payment of expenses incurred by Trade Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Trade Bank toward the payment of the Indebtedness in such order of application as Trade Bank may from time to time elect.

12. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Trade Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Trade Bank’s in-house counsel), incurred by Trade Bank in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Debtor or the valuation of the Collateral and/or Proceeds, including without limitation, the seeking of relief from or modification of the automatic stay or the negotiation and drafting of a cash collateral order. All of the foregoing shall be paid by Debtor with interest at a rate per annum equal to the greater of ten percent (10%) or the Prime Rate in effect from time to time. The “Prime Rate” is a base rate that Wells Fargo Bank, N.A. from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

13. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full, the power of sale and all other rights, powers, privileges and remedies granted to Trade Bank hereunder shall continue to exist and may be exercised by Trade Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

14. MISCELLANEOUS. The obligations of Debtor are joint and several; presentment, protest, notice of protest, notice of dishonor and notice of nonpayment are waived with respect to any Proceeds to which Trade Bank is entitled hereunder; any right to direct the application of payments or security for any Indebtedness of Debtor, or indebtedness of customers of Debtor, and any right to require proceedings against others or to require exhaustion of security are waived; and consent to extensions, forbearances or alterations of the terms of Indebtedness, the release or substitution of security, and the release of guarantors is given with respect to Proceeds subject to this Agreement; provided however, that in each instance Trade Bank believes in good faith that the action in question is commercially reasonable in that it does not unreasonably increase the risk of nonpayment of the Indebtedness to which the action applies. Until all Indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Trade Bank.

15. OBLIGATIONS OF MARRIED PERSONS. Any married person who signs this Agreement as Debtor hereby expressly agrees that recourse may be had against his or her separate property for all his or her Indebtedness to Trade Bank secured by the Collateral and Proceeds under this Agreement.

16. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Trade Bank at the address specified in any other loan documents entered into between Debtor and Trade Bank and to Debtor at the address of its chief executive office (or personal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

17. GOVERNING LAW; SUCCESSORS, ASSIGNS. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Debtor warrants that its chief executive office (or personal residence, if applicable) is located at the following address:

225 Bush Street, 20th Floor

San Francisco, CA 94104

Debtor warrants that the Collateral (except goods in transit) is located or domiciled at the following additional addresses:

455 Jackson Street

San Francisco, CA 94111

151 University Avenue

Palo Alto, CA 94301

332A Santa Monica Blvd.

Santa Monica, CA 90401

9647 Brighton Way

Beverly Hills, CA 90210

4524 McKinney Avenue, Suite 103

Dallas, TX 75205

401 Newport Center Drive, Suite A101

Newport Beach, CA 92660

60 West Green Street

Pasadena, CA 91105

1200 N.W. Everett

Portland, OR 97209

927 Lincoln Road

Miami Beach, FL 33139

142 Wooster Street

New York, NY 10012

408 West 14th Street

New York, NY 10014

230 Clematis Street

West Palm Beach, FL 33401

2360 Progress Drive

Hebron, KY 41048

IN WITNESS WHEREOF, this Agreement has been duly executed as of December 23, 2005.

“BORROWER”

DESIGN WITHIN REACH, INC.

By:	/s/ Ken La Honta
Title:	CFO

SECURITY AGREEMENT
WELLS FARGO HSBC TRADE BANK	EQUIPMENT AND FIXTURES

1. GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned DESIGN WITHIN REACH, INC., a Delaware corporation or any of them if more than one debtor (“Debtor”), hereby grants and transfers to WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”) a security interest in all goods, tools, machinery, furnishings, furniture and other equipment and fixtures, now or at any time hereafter, and prior to the termination hereof, owned or acquired by Debtor, wherever located, whether in the possession of Debtor or any other person and whether located on Debtor’s property or elsewhere, and all improvements, replacements, accessions and additions thereto (collectively called “Collateral”), and including all of the foregoing which are now or hereafter affixed or to be affixed to, and whether or not severed and removed from, the real property described on Schedule 1 attached hereto and incorporated herein by this reference, together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, (a) all accounts, contract rights, chattel paper, instruments, general intangibles and rights to payment of every kind now or at any time hereafter arising out of any such sale, lease, collection, exchange or other disposition of any of the foregoing, (b) all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and (c) all rights to payment with respect to any cause of action affecting or relating to any of the foregoing (hereinafter called “Proceeds”).

2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Trade Bank; (b) all obligations of Debtor and rights of Trade Bank under this Agreement; and (c) all present and future obligations of Debtor to Trade Bank of other kinds. The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3. TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Trade Bank, including without limitation, the payment of all Indebtedness of Debtor to Trade Bank existing or committed by Trade Bank at the time Trade Bank receives written notice from Debtor of the termination of this Agreement.

4. OBLIGATIONS OF TRADE BANK. Trade Bank has no obligation to make any loans hereunder. Any money received by Trade Bank in respect of the Collateral may be deposited, at Trade Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Trade Bank that: (a) Debtor is the owner and has possession or control of the Collateral and Proceeds; (b) Debtor has the right to grant a security interest in the Collateral and Proceeds; (c) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except as heretofore disclosed to Trade Bank in writing; (d) all statements contained herein are true and complete; (e) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Trade Bank, is on file in any public office; and (f) Debtor is not in the business of selling goods of the kind included within the Collateral subject to this Agreement, and Debtor acknowledges that no sale of any Collateral, including without limitation, any Collateral which Debtor may deem to be surplus, has been or shall be consented to or acquiesced in by Trade Bank, except as specifically set forth in writing by Trade Bank.

6. COVENANTS OF DEBTOR.

6.1	Debtor agrees in general: (i) to pay Indebtedness secured hereby when due; (ii) to indemnify Trade Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (iii) to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Trade Bank in the perfection, preservation, realization, enforcement and exercise of its rights, powers and remedies hereunder; (iv) to permit Trade Bank to exercise its powers; (v) to execute and deliver such documents as Trade Bank deems necessary to create, perfect and continue the security interests contemplated hereby; and (vi) not to change its chief place of business or the places where Debtor keeps any of the Collateral or Debtor’s records concerning the Collateral and Proceeds without first giving Trade Bank written notice of the address to which Debtor is moving same.

6.2

Debtor Agrees with Regard to the Collateral and Proceeds: (i) to insure the Collateral with Trade Bank as loss payee, in form and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Trade Bank; (ii) to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use the Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iii) not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Trade Bank; (iv) to pay when due all license fees, registration fees and other charges in connection with any Collateral; (v) not to remove the Collateral from Debtor’s premises without Trade Bank’s prior written consent, unless the Collateral consists of mobile goods as defined in the California Uniform Commercial Code, in which case Debtor agrees not to remove or permit the removal of the Collateral from its state of domicile for a period in excess of thirty (30) calendar days; (vi) not to sell, hypothecate or otherwise dispose of any of the Collateral or Proceeds, or any interest therein, without Trade Bank’s prior written consent; (vii) not to rent, lease or charter the Collateral without Trade Bank’s prior written consent; (viii) to permit Trade Bank to inspect the Collateral at any time; (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Trade Bank to inspect the same and make copies thereof at any reasonable time; (x) if requested by Trade Bank, to receive and use reasonable diligence to collect Proceeds, in trust and as the property of Trade Bank, and to immediately endorse as appropriate and deliver such Proceeds to Trade Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Trade Bank; (xi) not to commingle Proceeds or collections thereunder with other property; (xii) to give only normal allowances and credits and to advise Trade Bank thereof immediately in writing if they effect any Collateral or Proceeds; (xiii) in the event Trade Bank elects to receive payments of Proceeds hereunder, to pay all expenses incurred by Trade Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xiv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep the Collateral in good and saleable condition and repair, to deal with the Collateral in accordance with the standards and practices adhered to generally by owners of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7. POWERS OF TRADE BANK. Debtor appoints Trade Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Trade Bank’s officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice of Trade Bank’s rights in the Collateral and Proceeds, to enforce the same and make extension agreements with respect thereto; (c) to release persons liable on Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Trade Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Trade Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Trade Bank, at Trade Bank’s sole option, toward repayment of the Indebtedness or replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all the Collateral and Proceeds subject hereto; (m) to enter onto Debtor’s premises in inspecting the Collateral; and (n) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Trade Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Trade Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Trade Bank shall be obligations of Debtor to Trade Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of Section 12 hereof, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between any Debtor and Trade Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by any Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (c) any Debtor shall fail to observe or perform any obligation or agreement contained herein; (d) any attachment or like levy on any property of any Debtor; and (e) Trade Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

10. REMEDIES. Upon the occurrence of any Event of Default, Trade Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Trade Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the California Uniform Commercial Code or otherwise provided by law, including without limitation, the right to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Trade Bank. All rights, powers, privileges and remedies of Trade Bank shall be cumulative. No delay, failure or discontinuance of Trade Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Trade Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auction, are all commercially reasonable since differences in the sales prices generally realized in the different kinds of sales are ordinarily offset by the differences in the costs and credit risks of such sales. While an Event of Default exists: (a) Debtor will deliver to Trade Bank from time to time, as requested by Trade Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any of the Collateral or Proceeds except on terms approved by Trade Bank; (c) at Trade Bank’s request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Trade Bank at a reasonably convenient place designated by Trade Bank; and (d) Trade Bank may, without notice to Debtor, enter onto Debtor’s premises and take possession of the Collateral.

11. DISPOSITION OF COLLATERAL AND PROCEEDS. Upon the transfer of all or any part of the Indebtedness, Trade Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Trade Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Trade Bank shall retain all rights, powers, privileges and remedies herein given. Any proceeds of any disposition of any of the Collateral or Proceeds, or any part thereof, may be applied by Trade Bank to the payment of expenses incurred by Trade Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Trade Bank toward the payment of the Indebtedness in such order of application as Trade Bank may from time to time elect.

12. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Trade Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Trade Bank’s in-house counsel), incurred by Trade Bank in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, including any of the foregoing incurred in connection with any Trade Bankruptcy proceeding relating to Debtor or the valuation of the Collateral and/or Proceeds, including without limitation, the seeking of relief from or modification of the automatic stay or the negotiation and drafting of a cash collateral order. All of the foregoing shall be paid by Debtor with interest at a rate per annum equal to the greater of ten percent (10%) or the Prime Rate in effect from time to time. The “Prime Rate” is a base rate that Wells Fargo Bank, N.A. from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

13. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full, the power of sale and all other rights, powers, privileges and remedies granted to Trade Bank hereunder shall continue to exist and may be exercised by Trade Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

14. MISCELLANEOUS. The obligations of Debtor are joint and several; presentment, protest, notice of protest, notice of dishonor and notice of nonpayment are waived with respect to any Proceeds to which Trade Bank is entitled hereunder; any right to direct the application of payments or security for any Indebtedness of Debtor, or indebtedness of customers of Debtor, and any right to require proceedings against others or to require exhaustion of security are waived; and consent to extensions, forbearances or alterations of the terms of Indebtedness, the release or substitution of security, and the release of guarantors is given with respect to Proceeds subject to this Agreement; provided however, that in each instance, Trade Bank believes in good faith that the action in question is commercially reasonable in that it does not unreasonably increase the risk of nonpayment of the Indebtedness to which the action applies. Until all indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Trade Bank.

15. OBLIGATIONS OF MARRIED PERSONS. Any married person who signs this Agreement as Debtor hereby expressly agrees that recourse may be had against his or her separate property for all his or her Indebtedness to Trade Bank secured by the Collateral and Proceeds under this Agreement.

16. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Trade Bank at the address specified in any other loan documents entered into between Debtor and Trade Bank and to Debtor at the address of its chief executive office (or personal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

17. GOVERNING LAW; SUCCESSORS, ASSIGNS. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Debtor warrants that its chief executive office (or personal residence, if applicable) is located at the following address:

225 Bush Street, 20th Floor

San Francisco, CA 94104

IN WITNESS WHEREOF, this Agreement has been duly executed as of December 23, 2005.

“BORROWER”

DESIGN WITHIN REACH, INC.,

By:	/s/ Ken La Honta
Title:	CFO

SCHEDULE 1 TO SECURITY AGREEMENT	Please initial
/s/ KLH

This Schedule 1 is attached to and made a part of that certain Security Agreement: Equipment and Fixtures dated as of December 23, 2005, executed by DESIGN WITHIN REACH, INC., a Delaware corporation (“Debtor”) for the benefit of WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”).

DESCRIPTION OF REAL PROPERTY:

None

WELLS FARGO HSBC TRADE BANK	REVOLVING CREDIT LOANS NOTE

$10,000,000	San Francisco, California December 23, 2005

FOR VALUE RECEIVED, the undersigned DESIGN WITHIN REACH, INC., a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”) at its office at 1 Front Street 21st Floor, San Francisco, CA 94111 or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement at a rate per annum (computed on the basis of a 365-day year, actual days elapsed) equal to the Prime Rate in effect from time to time. The “Prime Rate” is a base rate that WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of that certain Credit Agreement between Borrower and Trade Bank dated as of December 23, 2005, as amended from time to time (“Credit Agreement”); provided that the outstanding principal balance of this Note shall at no time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder.

Interest accrued on this Note shall be payable on the last day of each month, commencing November 30, 2005. The outstanding principal balance of this Note shall be due and payable in full on November 30, 2007. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of Wayne Badovinus, Ken La Honta, Kevin Wilkinson, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

Upon the occurrence of any Event of Default as defined in the Credit Agreement, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to any Borrower.

Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

This Note shall be governed by and construed in accordance with the laws of the State of California, except to the extent Trade Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Trade Bank of any such rights and remedies as may be available under Federal law.

“BORROWER”

DESIGN WITHIN REACH, INC.

By:	/s/ Ken La Honta
Title:	CFO

Borrower’s Address:

225 Bush Street, 20th Floor

San Francisco, CA 94104

ADDENDUM TO PROMISSORY NOTE

THIS ADDENDUM is attached to and made a part of that certain promissory note executed by DESIGN WITHIN REACH, INC., a Delaware corporation (“Borrower”) and payable to WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION, or order, dated as of December 23, 2005, in the principal amount of Ten Million Dollars ($10,000,000) (the “Note”).

The following arbitration provision is hereby incorporated into the Note:

ARBITRATION:

1. Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Note and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

2. Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

3. No Waiver; Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

4. Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

5. Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

6. Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Note shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

7. Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

8. Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

9. Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Note may be amended or modified only in writing signed by each party hereto. If any provision of this Note shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

“BORROWER”

DESIGN WITHIN REACH, INC.

By:	/s/ Ken La Honta
Title:	CFO